Exhibit 5.1

December 17, 2009

Helicos BioSciences Corporation

One Kendall Square

Building 700

Cambridge, Massachusetts 02139

Re:          Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated November 10, 2009 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (File No. 333-163011) (the “Registration Statement”) filed on November 10, 2009 by Helicos BioSciences Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement was declared effective by the Commission on November 18, 2009.  We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on December 16, 2009 by the Company with the Commission pursuant to Rule 424 under the Securities Act.  The Prospectus Supplement relates to the offering by the Company of up to a total of 10,560,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which includes 6,400,000 shares of Common Stock (the “Shares”) and warrants (the “Warrants”) to purchase up to 4,160,000 shares of Common Stock (the “Warrant Shares”), covered by the Registration Statement.  The Shares and the Warrants are being sold to the Underwriter named in, and pursuant to, an Underwriting Agreement between the Company and such Underwriter, dated December 15, 2009 (the “Underwriting Agreement”).  We understand that the Shares and Warrants are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.  The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2.  The Warrants have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and the Warrants, will be valid and binding.  Assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Warrants are exercised, the Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the Company’s Fourth Amended and Restated Certificate of Incorporation and the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP